Exhibit (10) M.

August 12, 2003

Mr. James Langley

Dear Jim:

We are delighted to extend you an offer to join Eastman Kodak Company (“Kodak”) as President and General Manager, Commercial Publishing.  We are confident that your professional talent will be a tremendous asset to our company and we are enthusiastic about welcoming you as a member of our management team.  Kodak is at a turning point in its proud more than 115-year history, where technology and the Internet have the potential to unleash unprecedented value from our brand and other corporate assets.  We look forward to you playing a major role, working with others throughout the company to realize our potential.

This letter outlines the role, compensation and benefits of your offer of employment with Kodak.  Due to the strategic importance of your role, we are pleased to offer you a comprehensive program with the following elements.

The term “Company” as used in this letter agreement means Kodak and all of its subsidiaries and affiliates.

Position

Your position will be President and General Manager, Commercial Publishing.  This position will report to Antonio Perez in his capacity as President and Chief Operating Officer, Eastman Kodak Company.

Your position will be located in Rochester, New York.  Consequently, you will be expected to relocate your residence to the Rochester, New York area upon commencement of your employment.

Employment Date

You will commence your employment on or before September 12, 2003.

Base Salary

Your base salary will be at the rate of $475,000 per year.

Executive Compensation for Excellence and Leadership

You will be eligible to participate in Kodak’s short-term variable pay plan for its management level employees, Executive Compensation for Excellence and Leadership (“EXCEL”).  Your annual target award under EXCEL will be 62% of your base salary, making your total targeted annual compensation $769,500.  Your actual award for a year will vary based on Company performance, unit performance, your job performance, and such other criteria selected by the Company.  Any award you earn for 2003 will be prorated based on your length of service for 2003.  That is, you will not receive a full award for 2003 since you will not be employed for the full year.  You will receive a summary of this plan from Human Resources shortly after the commencement of your employment.

Mr. James Langley
August 12, 2003

Stock Option Program

You will be eligible to participate in our Management Stock Option Program under the terms of Kodak’s 2000 Omnibus Long-Term Compensation Plan (the “Omnibus Plan”).  Grants are typically made in the Fall of each year.  Your target grant will be between 20,800-31,200 stock options.  Your specific award for a year will be a function of your attainment of established performance criteria that includes business unit performance as well as your individual performance.  Enclosed is a summary description of this plan.  The first grant that you will be eligible for is the grant tentatively scheduled for the Fall of 2003.

If (1) your employment is terminated without “Cause,” as defined below; (2) you terminate your employment prior to the third anniversary of the date of your commencement of employment for “Good Reason,” as defined below; or (3) you voluntarily terminate your employment with Kodak after the third anniversary of the date of your commencement of employment, your termination of employment will be for an “Approved Reason,” as that term is defined in the Omnibus Plan, for purposes of any Kodak stock options held by you on the date of your termination of employment.  Consequently, you will not by virtue of your termination of employment forfeit any Kodak stock options granted to you earlier than one year prior to the date of your termination of employment.

Signing Bonus – Restricted Stock Award

Upon your employment, Kodak will propose to the Compensation Committee that you be granted, as a signing bonus, a one-time grant under the Omnibus Plan of 15,000 shares of restricted Kodak Common Stock.  The restrictions on one half of these shares will lapse on second anniversary of the date of your commencement of employment, and the restrictions on the balance will lapse on the third anniversary of the date of your commencement of employment.

Except as provided immediately below, if your employment terminates for any reason, other than a “Permitted Reason” as determined by the CEO in the exercise of his or her sole discretion, during the one-year period following the date of the grant of the restricted shares, you will immediately forfeit the shares.  Thereafter, so long as these shares remain unvested, they will be subject to forfeiture in the event of your termination of employment for any reason other than for death, or for “Disability” or an “Approved Reason,” as those terms are defined under the terms of the Omnibus Plan.  In the event your termination is considered a “Permitted Reason” or an “Approved Reason,” or if your termination of employment is due to “Disability,” the restricted shares will not be forfeited by reason of your termination, but will, unless sooner forfeited under their terms and conditions, continue to remain restricted until the date the restrictions on the shares are scheduled to expire.  If the event of your death, the restrictions of the shares will immediately lapse and the shares will be paid to your estate.

Notwithstanding the immediately preceding paragraph, if your employment is terminated by Kodak without Cause or if you terminate your employment for Good Reason, you will be entitled to retain a pro-rated portion of the restricted shares.  The amount of the pro-rated portion will be determined by multiplying the 15,000 shares by a fraction the numerator of which will be the total number of months you were employed by Kodak during the period commencing on your first day of employment and ending on the date of your termination of employment, and the denominator of which will be thirty six.  The restrictions on any restricted shares that you are permitted to retain following your termination of employment without Cause or for Good Reason will immediately lapse on the date of your termination of employment.

The specific terms, conditions and restrictions of your restricted stock grant will be contained in an award notice delivered to you shortly after the commencement of your employment.

Mr. James Langley
August 12, 2003

Signing Bonus – Cash Payment

Upon your employment, you will be eligible to receive a gross cash signing bonus of $100,000.  The cash signing bonus will be paid in four equal installments of $25,000.  In order to receive a given installment of the signing bonus, you must be employed by Kodak on the date the installment is paid.  The first installment will be paid within thirty days of the commencement of employment; the remaining three installments will be paid as soon as administratively practicable following each of the first three anniversaries of the date of your commencement of employment.  Each installment will be paid subject to withholding for all applicable federal, state, and FICA taxes and will not be “benefits bearing.”

Individual Bonus Plan

A.

In General.  You will be eligible to participate in an individual bonus plan (the “Plan”) based on the performance of the Company’s commercial publishing business during the three-year period commencing January 1, 2004 and ending December 31, 2006.  The purpose of this Plan is to incent you to achieve certain pre-established goals in the commercial publishing business during these three years.  Your total aggregate target award under the Plan for the three-year period will be $1,000,000; this amount will also be the maximum award you may receive under the Plan.  The plan will be performance-based and, therefore, any payment under the Plan will be contingent upon satisfaction of the Plan’s performance goals.  Prior to the start of the Plan on January 1, 2004, Kodak will provide you with a detailed description of all of the terms and conditions of the Plan (the “Plan Description”).  This section of the letter agreement describes several of Plan’s major features.

B.

Target Performance Goals.  A separate “target performance goal” will be established for each of the Plan’s three years.  To receive the entire amount of the target award for a particular year, it will be necessary for you to achieve 100% of the established “target performance goal” for that year.  The “target performance goal” for each of the Plan’s three years will be established by the “Administrator” (as defined in section G below) in a manner similar to the manner in which business unit goals are established under EXCEL and will be communicated to you prior to the start of each year.

C.

Minimum Performance Goals.  If you do not achieve the “target performance goal” for a particular year of the Plan, you may nevertheless receive a portion of the target award for that year if you achieve at least the Plan’s “minimum performance goal” for that year.  For each of the Plan’s three years, a separate “minimum performance goal” will be established by the Administrator and communicated to you prior to the start of the year.  If you achieve in a given year at least the “minimum performance goal” for that year, you will receive a portion of the target award for the year.  The exact amount of the award will be determined pursuant to the payment methodology set forth in the Plan Description.

D.	Target Awards. The target award for each of the Plan’s three years is set forth in the table below.

Year	Target Award

2004	$200,000
2005	$300,000
2006	$500,000
Total	$1,000,000

Mr. James Langley
August 12, 2003

E.

Continued Employment.  Except as provided in Subsection (F) below, in order to receive an award for a particular year, it will be necessary for you to remain continuously employed by Kodak through December 31st of that year.  If prior to December 31st of a particular year, your employment terminates for any reason, other than as set forth in Subsection (F) below, you will forfeit in entirety the award for that year and any subsequent year.

F.

Termination Without Cause.  Notwithstanding Subsection (E) above to the contrary, if prior to December 31st of a particular year of the Plan Kodak terminates your employment without Cause, you will receive the full amount of the award earned for that year that you would have otherwise received had you remained employed through December 31st. If you terminate employment for Good Reason prior to December 31st of a particular year, you will receive a pro-rated award for that year.  The amount of the pro-rated award will be determined from the award earned for that year that you would have otherwise received had you remained employed through December 31st and be based on the number of days you were employed by Kodak during the year.

G.

Administration.  The award will be administered by Kodak’s President and Chief Operating Officer (the “Administrator”) in accordance with the terms of this letter agreement and the terms and conditions of the Plan Description.  Within 45 days of the completion of each year of the Plan or as soon thereafter as is administratively practicable, the Administrator will determine whether you have achieved the performance goal for such year and, if so, the amount of the award that will be credited to you.  The Administrator will have total and exclusive responsibility to control, operate, manage and administer the Plan in accordance with its terms and all the authority that may be necessary or helpful to enable him/her to discharge his/her responsibilities with respect to the Plan.  Without limiting the generality of the preceding sentence, the Administrator will have the exclusive right to: interpret the Plan, decide all questions concerning eligibility for and the amount of awards payable under the Plan, construe any ambiguous provision of the Plan, correct any default, supply any omission, reconcile any inconsistency, and decide all questions arising in the administration, interpretation and application of the Plan.  The Administrator will have full discretionary authority in all matters related to the discharge of his/her responsibilities and the exercise of his/her authority under the Plan, including, without limitation, his/her construction of the terms of the Plan and his/her determination of eligibility for awards under the Plan.  It is the intent of the Plan, as well as both parties hereto, that the decisions of the Administrator and his/her action with respect to the Plan will be final and binding upon all persons having or claiming to have any right or interest in or under the plan and that no such decision or actions shall be modified upon judicial review unless such decision or action is proven to be arbitrary or capricious.

H.

Payment.  Any award earned by you for a particular year under the Plan will be credited to an unfunded, deferred compensation account established on your behalf by Kodak.  Any amounts credited to this account will earn interest at the prime rate, compounded annually, until distributed.  The entire balance of the account will be distributed to you as soon as administratively practicable following your termination of employment from Kodak.

I.	Benefits Bearing. In no event will any award under the Plan be “benefits bearing.”

Mr. James Langley
August 12, 2003

Vacation

You will be entitled to 5 weeks’ vacation per calendar year.  Your vacation for the current calendar year will be pro-rated based on your service in 2003.

Benefits

You will be eligible to immediately participate in Kodak’s Flexible Benefits Plan, which includes health and dental coverage, long-term disability coverage, life insurance and eligibility for long-term care insurance.  With regard specifically to life insurance coverage, Kodak annually contributes for each plan participant an amount sufficient to cover the cost of coverage equal to one times the participant’s total target annual compensation (base salary plus target EXCEL award).  You will also be eligible for coverage under Kodak’s Short-Term Disability Plan.

You will be eligible to participate in the 1982 Eastman Kodak Company Executive Deferred Compensation Plan (“EDCP”).  This is a non-qualified/unfunded plan in which you may elect to defer a portion of your base salary and EXCEL award.  A description of the plan is enclosed.

Our executives also qualify for company-paid coverage of $5 million of personal umbrella liability insurance (“PULI”).

Our executives are provided with individual financial counseling services through one of three companies.  You will be immediately eligible for this benefit.

You are also eligible to participate in the Kodak Executive Health Management plan.

Immediately upon your employment, you will also be eligible to participate in the Eastman Kodak Employees’ Savings and Investment Plan (“SIP”), Kodak’s 401(k) plan.  You will be eligible to make rollover deferrals from other qualified plans within two years from the date of your hire.

Retirement Benefits

A.

Cash Balance Plan.  Upon your employment, you will be eligible for the cash balance benefit provided under the Kodak Retirement Income Plan (“KRIP”).  This program is Kodak’s retirement plan for all employees hired on or after March 1, 1999.  The enclosed brochure describes this program in more detail.

B.

Enhanced Retirement Benefit.  In addition to any benefit you may be eligible for under the cash balance benefit of KRIP, you will also be eligible for an enhanced retirement benefit.  More specifically, Kodak will establish a phantom cash balance account on your behalf.  Subject to your satisfaction of the terms of this letter agreement, including but not limited to Subsection (C) below, Kodak will, for each full year of service you complete with Kodak up to a maximum of six (6) years, credit this account by $100,000.  For each year of service, your account will be credited with this amount as soon as administratively practicable following your completion of the year of service.  Thus, the maximum amount Kodak will credit to this account is $600,000.  By way of example, assuming you complete three (6) or more full years of service with Kodak, your account balance will be credited by $600,000.  Any amounts credited to this account will earn interest at the same interest rate that amounts accrue interest under the cash balance benefit of KRIP.  This interest rate is the average monthly yield for 30-year U.S. Treasury bonds or some other comparable rate.

Mr. James Langley
August 12, 2003

C.

Continuous Employment.  In order to receive any of the amounts, including interest, credited to your phantom cash balance account, you must remain continuously employed by Kodak until at least the third (3rd) anniversary of the date of your commencement of employment by Kodak.  Thus, except as provided in Subsection (D) below, if your employment terminates for any reason, whether voluntarily or involuntarily, prior to the third (3rd) anniversary of the date of your commencement of employment, you will forfeit all of the amounts, including interest, credited to your phantom cash balance account.

D.

Termination.  Notwithstanding Subsection (C) above, if Kodak terminates your employment prior to the third (3rd) anniversary of the commencement of your employment and, as a result, you receive the benefits under the section entitled “Severance Benefits” below, you will be entitled to receive the then current balance in your phantom cash balance account, if any, plus a pro rata portion of the $100,000 that would otherwise have been credited to your account had you remained employed until the next anniversary of the commencement of employment.  The pro rata portion will be determined by multiplying $100,000 by the following fraction:

(A)

365

For purposes of this fraction, “A” will be the total number of days that have elapsed since your last anniversary of the commencement of employment of service with Kodak occurring immediately prior to your termination of employment.

E.

Payment.  The amount of the enhanced retirement benefit, if any, payable to you under Subsection (B) will: (i) be paid in any of the permissible payment forms available under the cash balance benefit of KRIP; (ii) be paid out of Kodak’s general assets, not under KRIP; (iii) not be funded in any manner; (iv) be included in your gross income as ordinary income, subject to all income and payroll tax withholding required to be made under all applicable laws; and (v) not be grossed up or be given any other special tax treatment by Kodak.  In the event of your death, any amount remaining in your cash balance account will be paid to your estate.

Mr. James Langley
August 12, 2003

F.

Employee Benefit Plan.  To the extent the terms of this enhanced retirement benefit constitute an “employee benefit plan” under Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), the Vice President, Eastman Kodak Company and Director, Human Resources will be the plan administrator of the plan.  The plan administrator will have total and exclusive responsibility to control, operate, manage and administer the plan in accordance with its terms and all the authority that may be necessary or helpful to enable him/her to discharge his/her responsibilities with respect to the plan.  Without limiting the generality of the preceding sentence, the plan administrator shall have the exclusive right to: interpret the plan, decide all questions concerning eligibility for and the amount of benefits payable under the plan, construe any ambiguous provision of the plan, correct any default, supply any omission, reconcile any inconsistency, and decide all questions arising in the administration, interpretation and application of the plan.  The plan administrator will have full discretionary authority in all matters related to the discharge of his/her responsibilities and the exercise of his/her authority under the plan, including, without limitation, his/her construction of the terms of the plan and his/her determination of eligibility for benefits under the plan.  It is the intent of the plan, as well as both parties hereto, that the decisions of the plan administrator and his/her action with respect to the plan shall be final and binding upon all persons having or claiming to have any right or interest in or under the plan and that no such decision or actions shall be modified upon judicial review unless such decision or action is proven to be arbitrary or capricious.

Relocation

You relocation from Idaho to Rochester, NY will be covered under the Company’s Enhanced New Hire Relocation Program (the “Relocation Program”).  Enclosed is a summary of this Program.  One of the features of the Program is a Mortgage Interest Subsidy (“MIS”) whereby Kodak will protect you for two (2) years if your new first mortgage interest rate is more than 1.1% higher than the rate on your existing first mortgage.  The Mortgage Interest Subsidy will be calculated based on the difference, if any, between (x) the rate of interest on your new first mortgage, and (y) the rate on your existing first mortgage plus one percent.  MIS is paid annually in the form of a lump sum payment subject to all applicable income and payroll tax withholdings.

You may request to be relocated back to Idaho from Rochester, NY upon the occurrence of any of the following events by providing Kodak written notice of your request not later than six (6) months following the date of your termination of employment: (1) Kodak’s termination of your employment without Cause; (2) your termination of employment for Good Reason; or (3) your voluntary termination of employment following the third anniversary of the date of your commencement of employment.  In any of these events, the benefits under the Relocation Program will be included in your gross income as ordinary income, subject to all income and payroll tax withholding required to be made under all applicable laws and not be grossed up or be given any other special tax treatment by Kodak.

Mr. James Langley
August 12, 2003

Temporary Housing

To assist you in finding a permanent residence in the Rochester, NY area, Kodak agrees to reimburse you for your temporary housing expenses.  More specifically, for up to a four (4) month period commencing on your first day of employment, Kodak agrees to reimburse you for your temporary housing expenses up to a maximum dollar amount of $2,500 per month.  These expenses must be incurred for temporary housing in the Rochester, NY area.  Proper documentation of these expenses will be required in accordance with the terms of Kodak’s relocation program.  To the extent you are subject to Federal or state income tax on these expense reimbursements, Kodak will “gross-up” the reimbursements so that after such taxes are incurred by you, you shall receive a net payment equal to the amount of the expense.  The amount of any such “gross-up” will not be included in the calculation of the $2,500 per month limit.

Air Travel

After the commencement of your employment, Kodak agrees to reimburse you for the air travel expenses you incur in traveling back and forth between Rochester, NY and Eagle, Idaho until such time as you relocate to Rochester.  In order to be eligible for reimbursement, the air travel must be coach class, not exceed in the aggregate $20,000 and be incurred prior to the earlier of the date of your relocation to Rochester or the fourth month anniversary of the date of your commencement of employment.  Proper documentation of these expenses will be required in accordance with the terms of Kodak’s relocation program.  To the extent you are subject to Federal or state income tax on these expense reimbursements, Kodak will “gross-up” the reimbursements so that after such taxes are incurred by you, you shall receive a net payment equal to the amount of the expense.  The amount of any such “gross-up” will not be included in the calculation of the $20,000 limit.

Severance Benefits

A.

In General.  Kodak will pay you, subject to your satisfaction of the terms of this section, a severance allowance equal to one (1) times your then-current annual total target compensation (base salary plus target award under EXCEL) if either of the following events occurs prior to the third anniversary of the date of your commencement of employment: (1) Kodak terminates your employment for reasons other than Cause or “Disability,” as defined below; or (2) you voluntarily terminate your employment due to a material adverse change in your position within Kodak which is not remedied by Kodak within 10 days of its receipt of written notice from you specifying the nature of the material adverse change in your position.

This severance allowance will be paid to you in lieu of any other severance benefit, payment or allowance that you would otherwise be eligible for, except any benefits payable to you under Kodak’s Termination Allowance Plan (“TAP”) or any successor plan thereto.  To the extent, however, you are eligible for a severance benefit under TAP (or any successor plan), the benefits payable to you under this section shall be reduced by the amount of such severance benefit.  In no event will any of this severance allowance be “benefits bearing.”  Kodak will withhold from this severance allowance all income, payroll and employment taxes required by applicable law or regulation to be withheld.

In the event you breach any of the terms of the Eastman Kodak Company Employees’ Agreement or the Agreement, Waiver and Release, both described below, in addition to and not in lieu of, any other remedies that Kodak may pursue against you, no further severance allowance payments will be made to your pursuant to this section and you agree to immediately repay to Kodak all moneys previously paid to you pursuant to this section.

Mr. James Langley
August 12, 2003

B.

Agreement, Waiver and Release.  In order to receive the severance allowance described in this section, you must execute immediately prior to your termination of employment a waiver, general release and covenant not to sue in favor of Kodak (the “Agreement, Waiver and Release”), in a form satisfactory to the Vice President and Director, Human Resources, of Kodak.

C.	Cause. For purposes of this letter, “Cause” shall mean:

i.

your continued failure, for a period of at least 30 calendar days following a written warning, to perform your duties in a manner deemed satisfactory by your supervisor, in the exercise of his/her sole discretion; or

ii.	your failure to follow a lawful written directive of the Chief Executive Officer or your supervisor; or

iii.

your willful violation of any material rule, regulation, or policy that may be established from time to time for the conduct of Kodak’s business; provided, however, that for the purposes of determining whether conduct constitutes willful violation, no act on your part shall be considered “willful” unless it is done by you in bad faith and without reasonable belief that your action was in the best interests of Kodak;; or

iv.	your unlawful possession, use or sale of narcotics or other controlled substances, or, performing job duties while illegally used controlled substances are present in your system; or

v.

any act of omission or commission by you in the scope of your employment (a) which results in the assessment of a civil or criminal penalty against you or Kodak, or (b) which in the reasonable judgment of your supervisor could result in a material violation of any foreign or U.S. federal, state or local law or regulation having the force of law; or

vi.	your conviction of or plea of guilty or no contest to any crime involving moral turpitude; or

vii.

any willful misrepresentation of a material fact to, or willful concealment of a material fact from, your supervisor or any other person in Kodak to whom you have a reporting relationship in any capacity; provided, however, that for the purposes of determining whether conduct constitutes willful misrepresentation or concealment, no act on your part shall be considered “willful” unless it is done by you in bad faith and without reasonable belief that your action was in the best interests of Kodak; or

viii.	your breach of Kodak’s Business Conduct Guide, the Eastman Kodak Company Employee’s Agreement or similar guide or agreement of a prior employer.

D.	Disability. For purposes of this letter, the term “Disability” means disability under the terms of the Kodak Long-Term Disability Plan.

E.	Good Reason. For purposes of this letter, the term “Good Reason” shall mean, without your consent:

Mr. James Langley
August 12, 2003

i.

Any action by Kodak or its employees which results in a material diminution in your position, authority, duties, or responsibilities, excluding any action which is remedied by Kodak within fifteen (15) days after receipt of written notice given by you specifying the nature of the material diminution of your position, authority, duties or responsibilities;

ii.	Kodak requiring you to relocate to a principal place of employment outside of the continental United States; or

iii.

Any failure by Kodak to comply with any of the provisions in this agreement other than an isolated and inadvertent failure not committed in bad faith and which is remedied by Kodak with ten (10) days after receipt of notice given by you.

Employment Preconditions

This conditional offer of employment is subject to the following conditions and may be withdrawn by Kodak due to your inability to satisfy any one or more of these conditions.  By signing this letter, you agree and acknowledge that Kodak may perform the activities contemplated below in order to verify the conditions.

Physical Exam and Drug Test.  You are required to complete a physical examination and drug screen before this offer and your acceptance become final.  This will be at Kodak’s expense.  This offer is contingent upon a negative drug screen urinalysis test result.  Additional information will be sent to you under separate cover from our medical group.

INS.  Kodak is required by Immigration and Naturalization Service and Federal Law to verify identity and authorization to work of all prospective employees.  Enclosed is an Employment Eligibility Verification Form I-9 that outlines the details of these requirements.  Inability to comply with these requirements will cause rescission of this conditional offer.

Past Employment, Social Security Number, Criminal, Education, Credit History, etc.  Kodak will verify your past employment history and your social security number and conduct a check of your education, credit history, and criminal convictions records.  This offer is contingent upon these verifications and checks being acceptable to Kodak.  Italix Decision Systems (IDS) of 800 W. Maple Street, Hartville, OH 44632 has been engaged by Kodak to conduct the verifications and checks.  Attached is the Consent and Authorization form that authorize Kodak to conduct these verifications and checks.

Reference Evaluation. Kodak will conduct a check of your references. This offer is contingent upon this reference check being acceptable to Kodak.

Confidential Information

It is important that the relationship between you and Kodak be established at the outset so as to enable you to properly safeguard confidential information that you may have acquired from your previous employer(s).  “Confidential Information” is defined as information proprietary to a previous employer which is generally secret and which you learned while employed with that employer.

By accepting this conditional offer, you represent to Kodak that your obligations regarding the Confidential Information will not impede your ability to perform the duties and responsibilities required by virtue of your position with Kodak.

Mr. James Langley
August 12, 2003

During your employment with Kodak, we would expect that you will keep in mind the Confidential Information and inform us if you believe that any duties or responsibilities to which you are assigned will involve its use or disclosure.  I am available at any time to discuss questions that might arise in this regard.  All such discussions you may have with me or anyone else at Kodak in this regard should refer to the Confidential Information only in general terms so as to avoid disclosure of the information you believe to be confidential.

Employee’s Agreement

Attached is a copy of the Eastman Kodak Company’s Executive Employee’s Agreement (“Employee’s Agreement”).  All employees are required to sign an Employee’s Agreement as a precondition of employment.  If you accept this offer letter, please sign and date the Employee’s Agreement and return it along with this signed offer letter.

No Conflicts of Interest

By signing this letter, you represent that you are not subject to any restrictions, particularly, but without limitation, in connection with any previous employment, which prevent you from entering into and performing your obligations under this offer letter or which materially and adversely affect (or may in the future, so far as you can reasonably foresee, materially affect), your right to participate in the affairs of Kodak.

Miscellaneous

By accepting this conditional offer of employment, you agree and acknowledge that this offer letter contains the entire understanding between Kodak and yourself with respect to your employment and supersedes all previous written or oral negotiations, commitments, and agreements with respect to such subject matter.

You are expected to devote your best efforts and all of your business time to the affairs of Kodak.  You may, however, engage in any charitable, civic and community activities, provided, however, such activity(ies) does (do) not materially interfere with your duties and responsibilities.

Please also keep in mind that, regardless of any provision contained in this letter to the contrary, your employment at Kodak is “at will”.  That is, you will be free to terminate your employment at any time, for any reason, and Kodak is free to do the same.

You agree to keep the existence of this letter confidential except that you may review it with your financial advisor, accountant, attorney or spouse/partner and with me or my designee.  Prior to any such disclosure, you agree to advise these individuals of the confidential nature of this letter agreement and the facts giving rise to it as well as their obligations to maintain the confidentiality of this letter agreement and the facts giving rise to it.

If any portion of this letter is deemed to be void or unenforceable by a court of competent jurisdiction, the remaining portions will remain in full force and effect to the maximum extent allowed by law.  The parties intend and desire that each portion of this letter be given the maximum possible effect by law.

This letter, and its interpretation and application, will be governed and controlled by the laws of the State of New York without giving effect to principles of conflicts of laws.

* * * *

Mr. James Langley
August 12, 2003

Please respond to this conditional offer of employment by the close of business on August 14, 2003 if you find it acceptable.  Please acknowledge this by signing your name on the signature line provided and returning the signed original of this letter along with the signed enclosed Employee’s Agreement and the Consent and Authorization form directly to me.

Please feel free to contact me at 585-724-4573 if you have any questions.

Sincerely,

Michael P. Morley
Chief Administrative Officer and Executive Vice President,
Eastman Kodak Company

MPM:llh

Signature:		Date:	________________________

James Langley

Social Security Number:     ______________________________

Birthdate:     __________________________________________

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